Exhibit 99.1

Haymaker Acquisition Corp. 4 Announces Pricing of $200 Million Initial Public Offering

New York, NY – July 28, 2023 –Haymaker Acquisition Corp. 4 (the "Company") today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange ("NYSE") and trade under the ticker symbol "HYAC U" beginning on July 26, 2023. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols "HYAC" and "HYAC WS," respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to acquire and operate a business in the consumer and consumer-related products and services industries. The Company is led by Chief Executive Officer and Executive Chairman Andrew R. Heyer, President and Board Member Steven J. Heyer, and Chief Financial Officer Christopher Bradley.

Cantor Fitzgerald & Co. and William Blair & Company, L.L.C. are acting as bookrunners and representatives of the underwriters of the offering and Roth Capital Partners, LLC is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price less the underwriting discounts to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., Attention: 499 Park Avenue, 5th Floor , New York, NY 10022 or by email: prospectus@cantor.com, or from William Blair & Company, L.L.C, Attention: 150 North Riverside Plaza, Chicago, Il 60606.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on July 25, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or change after the date of this release, except as required by law.

Contact

Christopher Bradley

cbradley@mistralequity.com